Exhibit 5.1

18 June 2018	Matter No: 709918 Doc Ref: Legal – 14061366.5
PagSeguro Digital Ltd. Av. Brigadeiro Faria Lima, 1384 4º andar, parte A São Paulo, SP, 01451-001 Brazil	+1 345 814 7759 richard.fear@conyersdill.com

Dear Sirs

Re: PagSeguro Digital Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of up to 33,000,000 Class A common shares of the Company, of which up to 11,550,000 are being offered by the Company (the “New Shares”) and up to 21,450,000 (the “Existing Shares”, and together with the New Shares, the “Shares”) are being offered by Universo Online S.A. (the “Selling Shareholder”).

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement. We have also reviewed (i) the amended and restated memorandum and articles of association of the Company adopted by shareholder resolution dated 4 January 2018 (the “Amended M&A”); (ii) minutes of meetings of the directors of the Company (the “Board”) dated 28 May 2018 and minutes dated 18 June 2018 of a meeting of the members of the offering committee appointed by the Board with authority to approve the Registration Statement, offering of the Shares and incidental matters related thereto (together, the “Resolutions”); (iii) written consent of the Selling Shareholder to the issue of the New Shares; (iv) a draft of an underwriting agreement in the form filed as Exhibit 1.1 to the Registration Statement to be made by and among the Company, the underwriters referred to therein and the Selling Shareholder (the “Underwriting Agreement”); (vi) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 8 June 2018 (the “Certificate Date”); and (v) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form (including the Underwriting Agreement), it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, other than those dealing with matters of Cayman Islands law; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, in compliance with the Company’s memorandum and articles of association in effect at the time and remain in full force and effect and have not been rescinded or amended; and (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the New Shares by the Company and the Existing Shares by the Selling Shareholder and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	The New Shares have been duly authorised and, when the New Shares have been issued and delivered by the Company, recorded in the register of members and paid for as described in the Registration Statement and the Underwriting Agreement, the New Shares will be legally issued, fully paid and non-assessable (meaning that no further sums are payable by the holders thereof to the Company on such New Shares).

3.	When transferred by the Selling Shareholder, the transfer thereof recorded in the register of members of the Company and paid for as described in the Registration Statement and the Underwriting Agreement, the Existing Shares (which shares are as at the date hereof Class B common shares and, prior to the Closing Date (as defined in the Underwriting Agreement) are to be converted into Class A common shares by the Selling Shareholder in accordance with the Amended M&A) will remain legally issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Existing Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Validity of Securities” and “Enforceability of Civil Liabilities” and elsewhere in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/  Conyers Dill & Pearman